UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2020

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

(781) 357-2333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	PULM	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 9, 2020, Pulmatrix, Inc. (the “Company” or “Pulmatrix”) entered into a Collaboration and License Agreement (the “Agreement”) with Sensory Cloud, Inc. (“Sensory Cloud”). Under the terms of the Agreement, the Company has granted Sensory Cloud an exclusive, worldwide, royalty bearing license to PUR 003 and PUR 006, the Company’s proprietary aerosol salt solution for delivery or administration to or through the nasal passages also known as NasoCalm, as well as related patents and know-how, for use in the field (the “Licensed Product”). For purposes of the Agreement, the field means the formulation and commercialization of over-the-counter products for the prophylaxis, prevention and treatment of upper and lower respiratory disease that are delivered or administered to or through the nasal passages. The license granted to Sensory Cloud does not cover the development or commercialization of any prescription products.

The Licensed Products are expected to include an emergency response product for the reduction of pathogenic risk and transmissibility of contagions, including with respect to COVID 19 (the “Emergency Product”). Pulmatrix has the right to terminate the Agreement in the event that Sensory Cloud has not, within six months after April 9, 2020, met certain regulatory and funding milestones related to rapid development and commercialization of the Emergency Product, as set forth in the Agreement.

Under the terms of the Agreement, Sensory Cloud may develop other over-the-counter Licensed Products that contain other active pharmaceutical ingredients or therapeutic agents and combine the Licensed Product with one or more of Sensory Cloud’s proprietary delivery devices. In addition, Pulmatrix has granted Sensory Cloud an exclusive right of first refusal to any new over-the-counter products in the field that may be developed by Pulmatrix.

During the term of the Agreement, neither party may alone or with, through or for the benefit of any third party, with respect to any Licensed Product in the field, pursue any research, development or commercialization activities specifically directed to development or commercialization of any Licensed Product.

Pulmatrix shall be entitled to royalties on net sales of Licensed Product in each country in which there is a valid claim of a patent within the licensed intellectual property covering the Licensed Product. Pulmatrix’ rights to receive such royalties commences upon the first commercial sale of a Licensed Product in any such country and terminates upon the expiration of the last valid claim in such territory. The royalty rates are as follows: (1) 7% of net sales during calendar year 2020, (2) 14% of net sales during calendar year 2021, and (3) 17% of net sales during calendar year 2022 and each calendar year thereafter during the royalty term. In addition, Pulmatrix shall be entitled to receive a milestone payment of $1,000,000 following the achievement of aggregate net sales of all Licensed Products of $20,000,000.

The Agreement shall terminate at such time that Pulmatrix would no longer be entitled to royalties because there are no longer any valid claims of a patent within the licensed intellectual property covering any Licensed Product. Upon there being no more such royalty payments owed by Sensory Cloud for a Licensed Product, the licenses granted by Pulmatrix to Sensory Cloud shall become fully-paid up, royalty free, perpetual, irrevocable and non-exclusive licenses to such Licensed Product. The Agreement may also be terminated earlier by Sensory Cloud for convenience and by Sensory Cloud or Pulmatrix for material breach or upon the bankruptcy or insolvency of the other party.

The description of terms and conditions of the Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Agreement, which are attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	Collaboration and License Agreement by and between Pulmatrix, Inc. and Sensory Cloud, Inc., dated as of April 9, 2020.

*

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: April 15, 2020	By:	/s/ Teofilo Raad
Teofilo Raad
Chief Executive Officer